Exhibit 99.2

FOR IMMEDIATE RELEASE
July 24, 2014

Media Contact: Mandy Lewis	Investor Contact: Lee Ann Perry
VP, Director of Marketing	VP, Shareholder Services
217-258-0675	217-258-0493
mlewis@firstmid.com	lperry@firstmid.com

FIRST MID-ILLINOIS BANCSHARES NAMES ROBERT COOK AND JAMES ZIMMER TO
BOARD OF DIRECTORS AND ANNOUNCES RESIGNATION OF BENJAMIN LUMPKIN
FROM THE BOARD OF DIRECTORS

MATTOON, IL - First Mid-Illinois Bancshares, Inc. (the “Company”) announced today that Robert Cook and James Zimmer have been selected to serve on the Company’s Board of Directors with their initial terms expiring in 2016. Both Cook and Zimmer will also serve on the Board of Directors of First Mid-Illinois Bank & Trust, which is a subsidiary of the Company.
Robert Cook is Managing Partner of TAR CO Investments LLC, a private investment company. Prior to joining TAR CO, Cook was a vice-president at FIG Partners, LLC, a financial services firm that serves community banks. Cook’s professional background encompasses a variety of roles in community bank capital markets including: corporate finance, institutional sales and trading, and asset management. He graduated Summa Cum Laude from University of Missouri-Columbia with a Bachelor of Science in Finance and Banking and resides in Hinsdale, Illinois.

James Zimmer is the owner of Zimmer Real Estate Properties LLC, providing residential housing for families & students. He is also the owner of Bio-Enzyme, an agricultural business focused on solutions for farmers. Beginning in 1992, Zimmer had an 18-year career with Monsanto Company, holding a variety of senior sales and marketing positions, most recently was vice-president of U.S sales & marketing leading the DEKALB & Asgrow seed businesses through the largest growth in their history and was CEO of a subsidiary, Channel Bio LLC. He is a native of Central Illinois with a background in agriculture having grown up on a 700-acre corn, wheat, and soybean farm. Zimmer holds an Executive Masters of Business Administration from Washington University and resides in Mattoon, Illinois.

The Company also announced the resignation of Board member, Benjamin Lumpkin, who has served on the Board since 2009. He is the owner of Big Toe Press, LLC, a video content production company. Joe Dively, Chairman and Chief Executive Officer stated, “While we will miss the insights that Ben brought to our Board, we wish him all the best in pursuing his professional objectives. We thank Ben for his hard work and contributions to First Mid.”

Dively also stated, “First Mid-Illinois management and shareholders will benefit from the expanded expertise in community banking, capital markets, real estate management and agriculture that Rob and Jim bring to the Board. Their diverse backgrounds and depth of experience will provide tremendous benefits to the Board and I am delighted they are members of the First Mid team.” The Company’s Board now consists of Joseph Dively, Anthony (Tony) Sparks, Gary Melvin, William Rowland, Steven Grissom, Holly Bailey, Robert Cook and Jim Zimmer.

About First Mid-Illinois Bancshares, Inc.:
First Mid-Illinois Bancshares, Inc. (“First Mid”) is the parent company of First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. First Mid Bank is a community bank with over $1.5 billion in assets headquartered in Mattoon, IL. First Mid offers comprehensive banking, trust and wealth management services, and insurance services. First Mid’s vision is to be the best financial institution in the region, where service is provided at a level above expectation, and to be recognized as such by customers, employees and the communities it serves. First Mid stock is traded on the NASDAQ under the symbol “FMBH”. More information about First Mid is available at www.firstmid.com.

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